EXHIBIT 3.3

                                STATE OF DELAWARE
                           CERTIFICATE OF AMENDMENT OF
                         CERTIFICATE OF INCORPORATION OF
                               NEWGIOCO GROUP, INC.

The undersigned, Michele Ciavarella, the officer of Newgioco Group, Inc. (the "Corporation"), pursuant to the provisions of the General Corporation Law of the State of Delaware ("GCL"), does hereby certify and set forth as follows:

First: That the Board of Directors (the "Board") of the Corporation, at a special meeting on November 28, 2017, in accordance with Sections 141 and 242 of the General Corporation Law approved a resolution to amend the Corporation's Certificate of Incorporation, declaring said resolution to be advisable, and submitting the proposal to the stockholders of the Corporation for action on written consent in lieu of a meeting of the stockholders of the Corporation for consideration thereof. The Resolution setting forth the proposed amendment is as follows:

  RESOLVED, that that the issued and outstanding Common Stock of the Corporation be changed and converted, and that two (2) new Shares of Common Stock, $0.0001 par value, be issued in exchange for each one (1) Share of Common Stock, $0.0001 par value, issued and outstanding at the close of business on December 15, 2017;

Second: That holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted acting by written consent in accordance with Section 228 of the GCL, a resolution was adopted approving the Forward Split.

Third: That the Board of Directors of the Corporation, at a special meeting held on November 28, 2017 by unanimous written consent, immediately following the above-referenced written consent of stockholders, unanimously adopted a resolution providing as follows: (a) that, as soon as practicable, the Corporation will effect a forward stock split whereby each stockholder shall receive two (2) shares of common stock of Corporation for every one (1) shares owned.

Fourth: That the said amendments where duly adopted in accordance with the provisions of Section 242 of the GCL.

Fifth: That the capital of the Corporation shall not be reduced under or by reason of the amendment.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation of the Corporation to be signed by the undersigned, Michele Ciavarella, an Authorized Officer, and the undersigned has executed this certificate and affirms the foregoing as true and under penalty of perjury this day of November 28, 2017.





By: ________________________________
Michele Ciavarella, Chairman and CEO